Exhibit 5.1

KIRKLAND & ELLIS LLP

And Affiliated Partnerships

601 Lexington Avenue

New York, New York 10022-4611

May 18, 2010

Vitamin Shoppe, Inc.

2101 91st Street

North Bergen, NJ 07047

Ladies and Gentlemen:

We are acting as special counsel to Vitamin Shoppe, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 7,171,768 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), including shares of its Common Stock to cover over-allotments, if any, to be sold by selling stockholders pursuant to a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2010 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be issued and sold by the selling stockholders identified in the Registration Statement are referred to herein as the “Secondary Shares.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Articles of Incorporation of the Company; (ii) the By-laws of the Company; (iii) resolutions of the Board of Directors of the Company; and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, when the Registration Statement becomes effective under the Act, the Secondary Shares will be duly authorized and validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

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